Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

FSA HOLDINGS THIRD QUARTER 2008 RESULTS

New York, New York, November 14, 2008 – Financial Security Assurance Holdings Ltd. (FSA Holdings or the Company), a member of the Dexia group and the holding company for Triple-A-rated bond insurer Financial Security Assurance Inc. (FSA), announced net losses of $333.5 million for the third quarter of 2008 and $1,085.6 million for the first nine months of 2008, due primarily to other-than-temporary impairment (OTTI) charges related to the Financial Products (FP) Investment Portfolio, loss expenses related to financial guarantees of residential mortgage-backed securities (RMBS) and negative fair-value adjustments on insured derivatives.

Operating losses were $331.6 million for the third quarter of 2008 and $933.3 million for the first nine months, reflecting economic OTTI attributable to the investment portfolio of the FP business, which issues guaranteed investment contracts (GICs), and increased estimates of losses in the financial guaranty segment.

In addition to the $5 billion unsecured liquidity facility provided to the Financial Products (FP) business and announced in the second quarter, Dexia has also provided a $500 million capital commitment agreement to cover economic losses in the FP portfolio occurring after June 30, 2008. In accordance with the terms of this agreement, a contribution of $208 million will be made to the Company by November 30.

Commenting on the additions to reserves, Robert P. Cochran, Chairman and Chief Executive Officer of FSA Holdings and FSA, said: “While at the end of the second quarter we had set loss provisions at a level that we believed reflected severe assumptions about the impact of current economic conditions on our insured RMBS portfolio, we made additional provisions for incremental deterioration that occurred primarily in our Option ARM and Alt-A first-lien portfolio. Additionally, while performance in the second-lien portfolio, primarily HELOCs, has generally been consistent with our second quarter reserves, we revised our view of future prepayment rates, which caused our projected losses to increase.”

On a comparable nine-month basis, earned premiums and realized gains on credit derivatives (fees for insuring credit derivatives, formerly included in earned premiums) grew 14.8%  to $308.1 million, excluding refundings.  Investment income increased by 13.1% to $199.3 million.  FSA’s operating expenses and amortization of deferred acquisition costs, excluding deferred compensation plans and supplemental executive retirement plans, decreased $17.0 million in the first nine months, an 11.9% decrease from the comparable period in 2007.

In July, FSA’s Triple-A rating was placed on credit watch for possible downgrade by Moody’s Investors Service, Inc. (Moody’s). Fitch Ratings (Fitch) and Standard & Poor’s Ratings Services (S&P) took similar actions in October.  On November 6, S&P reported that FSA surpasses S&P’s Triple-A minimum capital requirement with a margin of safety of 1.3-1.4 times their AAA stress assumptions.  This analysis considers S&P’s updated loss projections for FSA’s RMBS portfolio but not the $500 million capital commitment facility, which had not been completed at that time.

Financial Highlights

The Company’s non-GAAP operating earnings, which exclude fair-value adjustments management considers to be non-economic, were negative $331.6 million for the third quarter of 2008, compared with positive $93.6 million for the third quarter of 2007, and negative $933.3 million for the first nine months of 2008, compared with positive $291.0 million for the first nine months of 2007.  The decline in operating earnings was driven primarily by increased estimated losses on insured RMBS transactions, economic OTTI charges in the FP Investment Portfolio, OTTI charges in the general investment portfolio and credit impairment losses in its insured credit derivative portfolio.

The table below reconciles net income to operating earnings.

NET INCOME (LOSS) AND RECONCILIATION TO
NON-GAAP OPERATING EARNINGS (LOSSES) (1)

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net income (loss)	$(333.5)	$(121.8)	$(1,085.6)	$26.2
Less after-tax non-economic adjustments:
Fair-value adjustments for instruments with economically hedged risks	11.0	(21.2)	(83.3)	(28.4)
Fair-value adjustments for credit derivatives in insured portfolio	(95.2)	(190.9)	(229.0)	(229.1)
Fair-value adjustments attributable to the Company’s own credit risk	191.3	—	743.2	—
Fair-value adjustments and amortization attributable to impairment charges	(117.7)	—	(589.6)	—
Other	(4.9)	—	(4.9)	—
Subtotal	(318.0)	90.3	(922.0)	283.7
IFRS adjustments	(13.6)	3.3	(11.3)	7.3
Operating earnings (losses)	$(331.6)	$93.6	$(933.3)	$291.0

(1)	See “Non-GAAP Measures” below for a discussion of measures not promulgated in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

The table below highlights the noteworthy items included in both net income and operating earnings.

NOTEWORTHY ITEMS IN NET INCOME (LOSS)

AND OPERATING EARNINGS (LOSSES)

(in millions)

	Three Months Ended September 30,
	2008				2007
	Net Income (Loss)		Operating Earnings (Losses)		Net Income (Loss)	Operating Earnings (Losses)
After-tax:
Realized gains (losses)	$(0.7)		$4.2		$0.1	$0.1
OTTI	(3.8)		(3.8)		—	—
Net realized gains (losses) (1)	(4.5)		0.4		0.1	0.1

Losses and loss adjustment expenses	(212.9)		(212.9)		(6.5)	(6.5)
Fair-value adjustments for instruments with economically hedged risks in FP segment	11.0		—		(21.2)	—
Fair-value adjustments for credit derivatives in insured portfolio	(126.2)		(31.0)		(190.9)	—
Fair-value adjustments on FP segment liabilities attributable to the Company’s own credit risk	169.3		—		—	—
Fair-value adjustments on committed preferred trust attributable to the Company’s own credit risk	22.0		—		—	—
OTTI and amortization in FP investment portfolio	(325.5	)(2)	(207.8	)(2)	(7.2)	(7.2)

	Nine Months Ended September 30,
	2008				2007
	Net Income (Loss)		Operating Earnings (Losses)		Net Income (Loss)	Operating Earnings (Losses)
After-tax:
Realized gains (losses)	$24.5		$29.4		$(1.0)	$(1.0)
OTTI	(28.5)		(28.5)		—	—
Net realized gains (losses) (1)	(4.0)		0.9		(1.0)	(1.0)

Losses and loss adjustment expenses	(800.1)		(800.1)		(12.4)	(12.4)
Fair-value adjustments for instruments with economically hedged risks in the FP segment	(83.3)		—		(28.4)	—
Fair-value adjustments for credit derivatives in insured portfolio	(304.1)		(75.1)		(229.1)	—
Fair-value adjustments on FP segment liabilities attributable to the Company’s own credit risk	665.2		—		—	—
Fair-value adjustments on committed preferred trust attributable to the Company’s own credit risk	78.0		—		—	—
OTTI and amortization in FP investment portfolio	(1,003.1	)(2)	(413.5	)(2)	(7.2)	(7.2)

(1)	Includes realized gains (losses) from the General Investment Portfolio and the portfolio of assets acquired in refinancing transactions.
(2)	Includes a valuation allowance of $72.8 million.

At September 30, 2008, the Company had net reserves of $1,019.9 million, primarily for RMBS transactions. Loss and loss adjustment expenses totaled $327.6 million pre-tax for the third quarter and $1,230.9 million pre-tax for the first nine months, driven primarily by increases in these RMBS reserves.

In the insured portfolio, the Company estimated after-tax credit impairment losses (estimated economic losses) of $31.0 million for the third quarter and $75.1 million for the first nine months of 2008 on two credit default swap (CDS) and three fair-valued net interest margin (NIM) transactions.   The portion of the CDS and NIM fair-value adjustments attributable to estimated economic loss is included in operating earnings, while the portion of the fair-value adjustments expected to sum to zero over the lives of the insured transactions is excluded from operating earnings.

The adverse FP segment results were due primarily to OTTI charges on certain RMBS securities in the FP Investment Portfolio.  When it is probable that an investor will not recover all contractual cash flows from an available-for-sale investment, GAAP requires the asset to be written down to fair value through income as a realized loss, regardless of the estimate of economic loss expected.  Pre-tax OTTI charges were $417.5 million for the third quarter and $1,459.9 million for the first nine months.  However, management’s pre-tax estimate of the actual expected loss on these impaired securities is $207.8 million and $524.3 million for the three and nine months, respectively.  Given the Company’s ability and intent to hold these assets to maturity, the remainder of the OTTI charges (totaling $209.7 million for the third quarter and $935.6 million for the first nine months) represents fair-value adjustments that management expects will reverse over the lives of these securities. In the third quarter, the Company recorded a tax valuation allowance of $72.8 million on the deferred tax asset attributable to the third quarter FP segment economic OTTI. In 2007, the Company recorded $11.1 million in OTTI.

Shareholders’ equity (book value) was negative $627.4 million under GAAP at September 30, 2008. Book value decreased by $2.2 billion since year-end 2007, driven primarily by negative fair-value adjustments in the FP Investment Portfolio, losses incurred in the financial guaranty segment and negative fair value adjustments for credit derivatives.

Non-GAAP adjusted book value (ABV) was $4.5 billion at September 30, 2008.   ABV represents management’s measure of the economic value of the Company excluding franchise value.

See “Non-GAAP Measures” below for a discussion of ABV and reconciliation to GAAP shareholders’ equity.

BUSINESS PRODUCTION

ORIGINATIONS

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
US Public Finance
Gross par insured	$5,707.4	$13,932.2	$45,355.8	$40,207.2
Gross PV financial guaranty originations (1)	54.5	97.2	520.6	248.6

International Public Finance
Gross par insured	$172.4	$8,138.7	$1,342.2	$11,725.7
Gross PV financial guaranty originations (1)	5.7	284.3	50.4	356.0

Global Asset-Backed
Gross par insured	$—	$13,244.5	$2,898.9	$39,138.7
Gross PV financial guaranty originations (1)	0.8	120.6	81.2	263.4

Financial Products
Gross PV NIM originated	$0.6	$35.1	$0.6	$84.6

Total
Gross par insured	$5,879.8	$35,315.4	$49,596.9	$91,071.6
Gross PV originations (2)	61.6	537.2	652.8	952.6

(1)

Consists of PV premiums originated and PV credit derivative fees originated. For definition and discussion, see “Non-GAAP Measures” below. For a reconciliation of PV financial guaranty originations to gross premiums written and for the new financial statement presentation relating to credit derivative fees, see “Analysis of Financial Results – Premiums and Realized Gains on Credit Derivatives” below.

(2)	For definition and discussion, see “Non-GAAP Measures” below.

Unless otherwise noted, percentage changes mentioned in this release compare the period named with the comparable period of the previous year.  Some of the amounts shown for periods in 2007 differ from those originally reported for those periods because of subsequent reclassifications, primarily to reflect the underlying exposure of transactions previously wrapped by other monoline financial guarantors.

The overall declines in the third quarter of 83.4% in gross par originated and 88.5% in PV originations were driven primarily by FSA’s exit from the asset-backed business, previously announced in early August, and the lack of market activity in the global public infrastructure sector.  Additionally, U.S. public finance production, which is up strongly year to date, declined in the third quarter due to the negative impact of Moody’s placing FSA’s insurance financial strength rating on review for possible downgrade on July 21.

Public Finance Originations

In the first nine months of 2008, estimated U.S. municipal market volume of $319.1 billion was 2% lower than in the first nine months of 2007.  Municipal issuance dwindled over the course of the third quarter as the cost of borrowing increased in response to the global credit contraction.

Insurance penetration of the market for new U.S. municipal bonds sold in the first nine months was approximately 19%, compared with 49% in the first nine months of 2007.  FSA’s share of the insured par sold was approximately 59%, compared with 24% in the first nine months of 2007.

On a closing-date basis for the third quarter, including both primary- and secondary-market U.S. public finance transactions, FSA’s par amount originated decreased 59.0%, and PV premiums originated declined 43.9%. After Moody’s announced its review on July 21, FSA decided to limit bidding activity in the U.S. municipal market until August 6, when it released second quarter earnings and provided full financial and strategic information to issuers and investors.  More than 130 primary-market transactions were sold with FSA insurance from July 22 through the end of the third quarter.  Although average transaction size decreased, pricing was attractive.  Additionally, FSA insured a healthy volume of secondary-market issues.

For the first nine months, U.S. municipal par insured increased 12.8%, and PV originations grew 109.4%.  Approximately 97% of the bonds insured year-to-date had an underlying credit quality of Single-A or higher.

In international public finance markets, where liquidity has been constrained all year, FSA’s third-quarter production decreased 97.9% in par insured and 98.0% in PV originations.  For the first three quarters, international public finance par insured decreased 88.6%, and PV premiums originated decreased 85.8%.

ANALYSIS OF FINANCIAL RESULTS

PREMIUMS AND REALIZED GAINS ON CREDIT DERIVATIVES.  In the first quarter of 2008, after consultation with the Securities and Exchange Commission staff, members of the financial guaranty industry reclassified credit derivative items into two captions:  “Realized gains and other settlements from credit derivative contracts” and “Unrealized gains (losses) on credit derivatives.” In prior years, the Company recorded all credit derivative fees as premiums rather than realized gains from credit derivative contracts, regardless of whether they qualified as derivatives under Statement of Financial Accounting Standards No 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133).  The prior-year results have been reclassified to conform to the current-year presentation.

The following table reconciles gross premiums written, which captures premiums collected and accrued in the period regardless of when the related business was originated, to PV financial guaranty originations, a non-GAAP measure that management uses to evaluate current financial guaranty business production.  PV financial guaranty originations includes PV premiums originated and PV credit derivative fees originated and excludes PV NIM originated in the FP segment.

RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV PREMIUMS ORIGINATED

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Gross premiums written	$86.5	$213.4	$656.8	$483.0
Gross installment premiums received	(29.2)	(45.3)	(104.1)	(120.7)
Gross upfront premiums originated	57.3	168.1	552.7	362.3
Gross PV estimated installment premiums originated	3.7	233.7	36.7	329.6
Gross PV premiums originated	61.0	401.8	589.4	691.9
Gross PV credit derivative fees originated	0.0	100.3	62.8	176.1
Gross PV financial guaranty originations	$61.0	$502.1	$652.2	$868.0

The following table summarizes premiums and realized gains from credit derivatives, net of reinsurance.

NET PREMIUMS AND REALIZED GAINS FROM CREDIT DERIVATIVES

(dollars in millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2008	2007	% change	2008	2007	% change

Net premiums written	$176.6	$130.1	35.7%	$639.4	$296.7	115.5%

Net premiums earned excluding effect of refundings and accelerations:
Public finance	$55.0	$41.5	32.5%	$153.5	$126.0	21.8%
Asset-backed	17.2	24.4	(29.5)	55.8	69.9	(20.2)
Net premiums earned excluding effect of refundings and accelerations	72.2	65.9	9.6	209.3	195.9	6.8
Realized gains and other settlements from credit derivatives (1)	30.0	27.0	11.1	98.8	72.4	36.5
Realized gains from credit derivatives and net premiums earned excluding refundings and accelerations	$102.2	$92.9	10.0%	$308.1	$268.3	14.8%

Net premiums earned excluding effect of refundings and accelerations	$72.2	$65.9	9.6%	$209.3	$195.9	6.8%
Refundings and accelerations (2):
Public finance	49.6	6.6	651.5	69.7	34.8	100.3
Asset-backed	1.9	—	—	1.9	1.4	35.7
Refundings and accelerations	51.5	6.6	680.3	71.6	36.2	97.8
Net premiums earned	$123.7	$72.5	70.6%	$280.9	$232.1	21.0%

(1)	Fees for insuring credit derivatives, formerly included in earned premiums
(2)	Includes premiums related to the cancellation and commutation of reinsurance contracts.

For the third quarter, gross premiums written decreased 59.5%, and net premiums written increased 35.7%.  For the first nine months, gross premiums written increased 36.0%, and net premiums written increased 115.5%.  The third quarter decline in gross premiums written was due to lower originations.  The increases in net premiums written were due principally to reinsurance cancellations and reassumptions.

Third quarter net premiums earned increased 70.6% to $123.7 million, including $51.5 million from refundings and accelerations.  For last year’s comparable period, net premiums earned from refundings and accelerations totaled $6.6 million.  Excluding premiums from refundings and accelerations, third quarter net premiums earned increased 9.6%, reflecting an increase in public finance premiums, partially offset by a decrease in asset-backed premiums earned. Excluding the effect of refunding and accelerations, public finance net earned premiums increased 32.5% to $55.0 million on a comparable-quarter basis.

For the first nine months, net premiums earned increased 21.0% to $280.9 million, including $71.6 million from refundings and accelerations.  For the first nine months of last year, net premiums earned from refundings and accelerations totaled $36.2 million.  Excluding premiums from refundings and accelerations, year-to-date net premiums earned increased 6.8% for the first nine months, primarily reflecting an increase in public finance premiums, partially offset by a decrease in asset-backed earned premiums. Excluding the effect of refundings and accelerations, public finance net premiums earned increased 21.8% to $153.5 million year to date.

Realized gains from credit derivative contracts, which comprise primarily the net contractual periodic fees earned (previously reported as a component of premiums earned), increased for both the quarter and first nine months on a comparable-period basis, due to increased rates, particularly in respect of transactions originated in the second half of 2007.

UNREALIZED GAINS (LOSSES) ON CREDIT DERIVATIVES.  Under GAAP, insurance policies issued in CDS form typically must be marked to market through the income statement. CDS comprise the majority of credit derivatives in the insured portfolio.  Because the Company does not trade CDS, any decreases or increases to income due to unrealized marks will sum to zero by the time of each contract’s maturity, absent any claims under the guaranty.   FSA primarily insures two types of CDS contracts: (1) those that reference a static pool of underlying corporate credits, subject to a large deductible, and (2) those that reference individual securities, such as collateralized loan obligations or previously insured infrastructure financings. In either case, the CDS contracts generally provide for payments on a scheduled basis and otherwise replicate the terms of a traditional financial guaranty insurance policy.  No collateral is posted to secure FSA’s obligations under the CDS.

At September 30, 2008, FSA’s insured credit derivative portfolio subject to mark-to-market accounting requirements had a net outstanding par value of $74.2 billion, representing approximately 17.5% of total insured net par outstanding.   In the third quarter of 2008, the Company reported net unrealized losses of $194.2 million ($126.2 million after tax), compared with unrealized losses of $293.7 million ($190.9 million after tax) in the third quarter of 2007.  For the first nine months of 2008, the Company reported net unrealized losses of $467.9 million ($304.1 million after tax), compared with net unrealized losses of $352.5 million ($229.1 million after tax) in the first nine months of 2007.  As of September 30, 2008, fair-value adjustments included estimated economic losses (included in operating earnings) of $47.6 million ($31.0 million after tax) for the third quarter and $115.5 million ($75.1 million after tax) for the first nine months, related to two CDS and three NIM transactions.  FSA’s total insured CDS portfolio was 92.3% Triple-A or Super Triple-A, 4.1% Double-A, 2.4% other investment grades and 1.2% below investment grade at September 30, 2008.  FSA’s total insured NIM portfolio subject to fair-value accounting totaled $97.8 million in net par outstanding.

GENERAL INVESTMENT PORTFOLIO. Third-quarter net investment income increased 10.9% to $67.1 million from $60.5 million a year ago.  For the first nine months, net investment income increased 13.1% to $199.3 million from $176.3 million in the first nine months of 2007.  The increases primarily reflect higher invested balances in the investment portfolio resulting from Dexia’s capital contributions in 2008 of $800 million and upfront premium origination activity.  The Company’s year-to-date effective tax rate on investment income (excluding the effects of realized gains and losses, the FP segment and assets acquired in refinancing transactions) was 12.9% in 2008, versus 12.4% for last year’s comparable period.

Realized gains on the general investment portfolio were $0.5 million in the third quarter of 2008, compared with realized losses of $1.0 million in the third quarter of 2007, and realized losses of $1.7 million in the first nine months of 2008, compared with $3.1 million in the first nine months of 2007.  For the third quarter of 2008, realized gains and losses include gains on sales of certain invested assets of $6.4 million ($4.2 million after tax), partially offset by OTTI charges on the Company’s investment in Lehman corporate bonds of $5.9 million ($3.8 million after tax). For the nine months ended September 30, 2008, realized gains and losses include OTTI charges of $5.9 million and realized losses related to Syncora

Guarantee Re Ltd. of $36.1 million, partially offset by gains on sales of $40.3 million ($26.2 million after tax).

RESERVES.  During the quarter, the Company recorded loss expense of $327.6 million ($212.9 million after tax), compared with $10.0 million ($6.5 million after tax) in the third quarter of 2007.  The increase in loss expense results primarily from increases in loss estimates on RMBS transactions. Loss expense for the first nine months of 2008 was $1,230.9 million ($800.1 million after tax), compared with $19.1 million ($12.4 million after tax) in the first nine months of 2007.

As of September 30, 2008, loss reserves reflect updated assumptions used in loss calculations. Based on the continuation of economic stress in the U.S. economy, management’s current reserve estimates assume loss levels for transactions backed by second-mortgage products will remain at their peaks until mid-2009 and slowly recover to more normal rates by mid-2010.  For first-mortgage transactions, where losses take longer to develop than in second-mortgage transactions, peak loss rates are assumed to continue until mid-2010, three months longer than assumed last quarter, and slowly recover to more normal rates by mid-2011.  All RMBS have been evaluated using these basic assumptions, driven by the actual performance of each transaction.

The table below summarizes loss reserves as of September 30, 2008 and December 31, 2007.

FINANCIAL GUARANTY LOSS RESERVES AND NET PAR OUTSTANDING

(EXCLUDING INSURED DERIVATIVES IN THE INSURED PORTFOLIO)

(in millions, except for number of risks)

	September 30, 2008			December 31, 2007
	Net Reserves	Net Par Outstanding	Number of Risks	Net Reserves	Net Par Outstanding	Number of Risks
HELOC	$389.7	$4,157	10	$56.9	$1,443	5
Alt-A closed-end second lien	185.9	961	5	—	—	—
Option ARMs	153.1	575	6	—	—	—
Alt-A first lien	56.0	984	8	—	—	—
NIMs	19.6	99	4	—	—	—
Subprime	12.4	292	7	1.6	18	2
Other ABS	5.8	48	3	4.7	22	2
Total ABS case reserves	822.5	7,116	43	63.2	1,483	9
Public finance	88.7	806	5	34.9	561	4
Subtotal	911.2	$7,922	48	98.1	$2,044	13
Non-specific reserve	108.7			100.0
Total	$1,019.9			$198.1

In the third quarter of 2008 and first nine months of 2008, the Company made claim payments on HELOCs of $184.9 million and $392.0 million, respectively, bringing total inception-to-date claim payments on HELOCs to $439.6 million.  No claims had been paid on Alt-A CES, Option ARMs, Alt-A first lien, NIMs or subprime as of September 30, 2008.   Most Alt-A CES claims will not be due until 2037.  Management expects Option ARM claim payments to occur beginning in 2010.

FP SEGMENT NET INTEREST MARGIN.  FP Segment NIM is a non-GAAP measure representing the FP segment’s net interest margin, including the effect of derivatives and excluding fair-value adjustments other than amounts representing estimated economic losses.  FP Segment NIM decreased to negative $182.2 million for the third quarter of 2008 from positive $17.7 million for the third quarter of 2007.  For the first nine months of 2008, FP Segment NIM decreased to negative $465.0 million from positive $68.1 million.  The decrease was primarily driven by economic OTTI charges of $207.8 million in the third quarter of 2008 and $524.3 million in the first nine months.

The FP Investment Portfolio is marked to market under GAAP.  Unrealized gains or losses in the available-for-sale portfolio related to hedged interest rate risk is generally recorded in income, with the remainder of the mark to market recorded in accumulated other comprehensive income, unless deemed OTTI.  Trading portfolio unrealized gains and losses are recorded in income. The FP group has the ability and the intent to hold its assets to their maturities, and therefore, absent an expected or realized credit event requiring an OTTI charge, marks should sum to zero when assets mature. Given the large size of the FP Investment Portfolio ($12.0 billion carrying value), even a small market movement can have a material impact on aggregate market value.

As of September 30, 2008, approximately 66.5% of the FP Investment Portfolio was invested in non-agency RMBS, 53.4% of which were rated Triple-A, with 17.6% rated Double-A, 6.8% rated Single-A, 7.4% rated Triple-B and 14.8% below investment grade.

EXPENSES.

EXPENSES AND POLICY ACQUISITION COSTS

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Other operating expenses and amortization of deferred policy acquisition costs (1)	$59.1	$47.1	$107.2	$150.1
Other operating expenses and amortization of deferred policy acquisition costs, excluding deferred compensation plans (DCP) and supplemental executive retirement (SERP) plans	66.1	49.0	125.6	142.6

(1)

Includes expenses related to the Company’s DCP and SERP obligations, which increase or decrease based on changes in the fair value of related investments.  Such obligations are largely economically defeased by holding related assets for which fair-value changes appear as a component of other income.

Excluding DCP and SERP obligations, third-quarter other operating expenses and amortization of policy acquisition costs increased by $17.1 million, or 34.9%.  For the first nine months, such expenses decreased by $17.0 million, or 11.9%.  The decreases in the first nine months resulted primarily from reductions in variable employee compensation linked to growth in operating earnings and adjusted book value.

The third-quarter increases in other operating expenses and amortization of deferred policy acquisition costs resulted primarily from a payment to a third party under a tax benefit sharing agreement, increased liquidity facility fees payable to Dexia, charges related to the exit from the asset-backed business and lower expense deferral rates.

NON-GAAP MEASURES

To more accurately reflect how the Company’s management evaluates the Company’s operations and progress toward long-term goals, this release contains both measures promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP measures) and measures not so promulgated (non-GAAP measures).  Although the measures identified as non-GAAP in this release should not be considered substitutes for GAAP measures, management considers them key performance indicators and employs them in determining compensation.  Non-GAAP measures therefore provide investors with important information about the way management analyzes its business and rewards performance.

Non-GAAP measures used in this release include operating earnings, PV premiums originated, PV credit derivative fees originated, PV financial guaranty originations, PV NIM originated, PV originations, ABV and FP segment NIM.  In the tables above, operating earnings is reconciled to net income, and PV financial guaranty originations is reconciled to gross premiums written.

The Company defines operating earnings as net income excluding the effects of fair-value adjustments considered to be non-economic and including International Financial Reporting Standards (IFRS) amounts where different from U.S. GAAP.

The fair-value adjustments excluded from operating earnings are itemized below.

•                  Fair-value adjustments for instruments with economically hedged risks.  These include adjustments related to hedges that are economically effective but do not meet the criteria necessary to receive hedge accounting treatment under SFAS 133. (Any residual hedge ineffectiveness remains in operating earnings.)  These also include adjustments related to non-economic changes in fair value related to the trading portfolio, such as the effect of changes in credit spreads.

•                  Fair-value adjustments for credit derivatives in the insured portfolio, which are certain contracts for which fair-value adjustments are recorded through the income statement, typically because they qualify as derivatives under SFAS 133 or SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (SFAS 155). These contracts include primarily FSA-insured CDS, insured interest rate swaps related to certain public finance obligations and insured NIM securitizations.  In the event of a credit impairment, operating earnings would include estimated economic losses, generally at present value.

•                  Impairment charges on investments and related amortization, other than the present value of estimated economic losses.

•                  Fair-value adjustments attributable to the Company’s own credit risk, such as debt valuation adjustments on FP segment liabilities for which the fair-value option was elected and fair-value adjustments on the Company’s committed preferred trust capital facility.

The Company employs PV originations to describe the present value of all the Company’s originations in a given period.  PV originations are estimated by the Company for business originated in the period as the sum of:

•                  PV financial guaranty originations, defined as (1) PV premiums originated, which consist of estimated future installment premiums discounted to their present value and upfront premiums, plus (2) PV credit derivative fees originated (see “Analysis of Financial Results – Premiums and Realized Gains on Credit Derivatives” above).

•                  PV NIM originated in the FP segment, defined as estimated interest to be received on investments less estimated transaction expenses and interest to be paid on liabilities plus results from derivatives used for hedging purposes, discounted to present value.

Management believes that, by disclosing the components of PV originations in addition to premiums written, the Company provides investors with a more comprehensive description of its new business activity in a given period. The discount rate used to calculate PV originations was 4.92% for 2008 originations and 4.86% for 2007 originations.  PV premiums originated, PV credit derivative fees originated, PV NIM originated and PV originations are based on estimates of, among other things, prepayment speeds of asset-backed securities.

PV financial guaranty originations is a measure of gross origination activity and does not reflect cessions to reinsurers or the cost of credit default swaps or other credit protection, which may be considerable, employed by the Company to manage its credit exposures.

Management uses ABV as a measure of performance and to calculate a portion of employee compensation. An investor attempting to evaluate the Company using GAAP measures alone would not have the benefit of this information. The ABV calculation relies on estimates of the amount and timing of installment premiums, credit derivative fees and net interest margin and applies discount factors to determine the present value. Actual values may vary from the estimates.  For performance reporting purposes, the calculation of ABV includes adjustments to reflect IFRS results that the Company reports to its principal shareholder, Dexia, in order to better align the interests of employees with the interests of Dexia, whose accounts are maintained under IFRS.  The IFRS adjustments relate primarily to accounting for foreign exchange, contingencies and certain fair-value adjustments.  ABV is reconciled to book value in the table that follows.

RECONCILIATION OF  GAAP SHAREHOLDERS’ EQUITY TO
 ADJUSTED BOOK VALUE

(in millions)

	September 30, 2008	December 31, 2007
Shareholders’ Equity (Book Value) – GAAP	$(627.4)	$1,577.8
After-tax adjustments:
Plus net unearned financial guaranty revenues	1,391.0	1,162.4
Plus PV outstanding (1)	816.5	857.8
Less net deferred acquisition costs	200.6	226.1
Less fair-value adjustments for credit derivatives in insured portfolio	(562.2)	(359.7)
Less fair-value adjustments attributable to the Company’s own credit risk	772.5	—
Less fair value adjustments for instruments with economically hedged risks	(90.9)	84.9
Less fair value adjustments and amortization attributable to non-economic impairment charges	(589.6)	—
Less unrealized gains (losses) on investments	(2,705.3)	(848.4)
Less other	(4.9)	—
Subtotal	4,559.9	4,495.1
IFRS Adjustments	(16.4)	0.2
Adjusted Book Value	$4,543.5	$4,495.3

(1)

PV outstanding includes the after-tax present value of future earnings from premiums, credit derivative fees, FP net interest margin and ceding commissions. The discount rate varies according to the year of origination. For each year’s originations, the Company calculates the discount rate as the average pre-tax yield on its investment portfolio for the previous three years.

This release also contains certain other non-GAAP measures that are based on statutory accounting principles applicable to insurance companies.  Management uses such measures because the measures are required by regulators or used by rating agencies to assess the capital adequacy of the Company.  The following table presents statutory-basis information for FSA.

CLAIMS-PAYING RESOURCES (STATUTORY BASIS)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

(dollars in thousands)

	September 30, 2008	December 31, 2007
Contingency Reserve	$1,352,327	$1,094,352
Surplus to Policyholders	1,282,769	1,608,768
Qualified Statutory Capital	2,635,096	2,703,120
Net Unearned Premium Reserve	2,657,571	2,274,577
Loss and Loss Adjustment Expense Reserve	1,239,928	98,079
Qualified Statutory Capital and Reserves	6,532,595	5,075,776
Net Present Value of Installment Premiums	1,055,706	1,113,051
Third-Party Capital Support (1)	550,000	550,000
Total Claims-Paying Resources (2)	$8,138,301	$6,738,827

Net Insurance in Force (principal & interest)	$660,587,390	$623,157,997
Capital Ratio (3)	251:1	231:1
Claims-Paying Ratio (4)	81:1	92:1

(1)	Standby line of credit facility and money market committed preferred trust securities.
(2)

Total claims-paying resources is a term used by rating agencies to quantify total resources available to pay claims in their stress-case scenarios. Rating agencies may apply further adjustments to some or all of the figures in order to reflect their views of realization.

(3)	Capital ratio is net insurance in force divided by qualified statutory capital.
(4)	Claims-paying ratio is net insurance in force divided by claims-paying resources.

ADDITIONAL INFORMATION

The Company plans to post its latest Operating Supplement to its website, www.fsa.com, today.  The Operating Supplement contains additional information about results for the period covered in this release. The Company also plans to post a presentation entitled “Third Quarter 2008 Results and Business Profile,” dated November 14, 2008, to the Analyst Communications/Presentations page of the website.  This presentation provides additional detail about the Company’s portfolio quality and mark-to-market accounting methodology.

THE COMPANY

Financial Security Assurance Holdings Ltd. (the Company), headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial products to clients in the global public finance markets. The principal operating subsidiary is Financial Security Assurance Inc. (FSA), a leading financial guarantor. Through other subsidiaries, the Company provides FSA-insured financial products, such as guaranteed investment contracts. The Company is a member of the Dexia group.

FORWARD-LOOKING STATEMENTS

The Company relies on the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. This safe harbor requires that the Company specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. Accordingly, forward-looking statements by the Company and its affiliates are qualified by reference to the following cautionary statements.

In its filings with the SEC, reports to shareholders, press releases and other written and oral communications, the Company from time to time makes forward-looking statements. Such forward-looking statements include, but are not limited to:

•	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;
•	statements of plans, objectives or goals of the Company or its management, including those related to growth in adjusted book value or return on equity; and
•	expected losses on, and adequacy of loss reserves for, insured transactions.

Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and future and conditional verbs such as “will,” “should,” “would,” “could” and “may” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

The Company cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by the Company. These factors include:

•	the risks discussed in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under “Item 1A. Risk Factors”;
•	changes in capital requirements or other criteria of securities rating agencies applicable to FSA;
•	potential for reduced market appetite for FSA-insured securities due to credit watch status at and potential ratings downgrade by Fitch, Moody’s and Standard & Poor’s;
•	the change in creditworthiness of, or the quality of support provided by, the Company’s parent Dexia, on whom the Company relies for credit and liquidity support of the FP business;
•	market conditions, including the credit quality and market pricing of securities issued;
•	competitive forces, including the conduct of other financial guaranty insurers and competition from alternative executions;
•	changes in domestic or foreign laws or regulations applicable to the Company, its competitors or its clients;
•	impairments to assets in the FP Investment Portfolio proving to be “other-than-temporary” rather than temporary, resulting in reductions in net income;
•	changes in accounting principles or practices that may affect the Company’s reported financial results;
•	an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting transactions insured by FSA or its General Investment Portfolio;
•	inadequacy of reserves established by the Company for losses and loss adjustment expenses;
•	disruptions in cash flow on FSA-insured structured transactions attributable to legal challenges to such structures;
•	downgrade or default of one or more of FSA’s reinsurers;
•	capacity limitations that may impair investor appetite for FSA-insured obligations;
•	market spreads and pricing on insured CDS exposures, which may result in gain or loss due to mark-to-market accounting requirements;
•	prepayment speeds on FSA-insured asset-backed securities and other factors that may influence the amount of installment premiums paid to FSA; and
•	other factors, most of which are beyond the Company’s control.

The Company cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by the Company speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.

Contact:	Betsy Castenir, Press Relations, (212) 339-3424
Tom Vogel, Press Relations, (212) 339-0862
Robert Tucker, Investor Relations, (212) 339-0861

Financial Security Assurance Holdings Ltd.

Condensed Consolidated Statements of Operations and Comprehensive Income

(unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
REVENUES

Net premiums written	$176,624	$130,078	$639,383	$296,686
Net premiums earned	$123,742	$72,446	$280,915	$232,079
Net investment income from general investment portfolio	67,078	60,472	199,336	176,298
Net realized gains (losses) from general investment portfolio	475	(994)	(1,727)	(3,052)
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	29,925	27,000	98,764	72,400
Net unrealized gains (losses)	(194,196)	(293,718)	(467,905)	(352,511)
Net change in fair value of credit derivatives	(164,271)	(266,718)	(369,141)	(280,111)
Net interest income from financial products segment	165,802	288,389	523,515	799,990
Net realized gains (losses) from financial products segment	(417,419)	125	(1,459,832)	1,867
Net realized and unrealized gains (losses) on derivative instruments	25,184	(43,923)	181,704	(11,293)
Net unrealized gains (losses) on financial instruments at fair value	320,804	10,115	947,390	16,433
Income from assets acquired in refinancing transactions	3,104	5,182	9,067	16,498
Other income	2,564	5,863	6,261	27,366
TOTAL REVENUES	127,063	130,957	317,488	976,075

EXPENSES

Losses and loss adjustment expenses	327,633	10,060	1,230,904	19,128
Interest expense	11,584	11,584	34,752	34,752
Amortization of deferred acquisition costs	19,004	13,583	51,435	47,589
Foreign exchange (gains) losses from financial products segment	(15,521)	13,304	1,134	43,957
Net interest expense from financial products segment	182,030	260,014	608,486	750,138
Other operating expenses	40,064	33,474	55,754	102,496
TOTAL EXPENSES	564,794	342,019	1,982,465	998,060
INCOME (LOSS) BEFORE INCOME TAXES	(437,731)	(211,062)	(1,664,977)	(21,985)
Provision (benefit) for income taxes	(104,250)	(89,253)	(579,420)	(48,199)
NET INCOME (LOSS)	(333,481)	(121,809)	(1,085,557)	26,214

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX

Unrealized gains (losses) on available-for-sale securities arising during the period	(926,990)	(221,001)	(2,806,456)	(340,469)
Less: reclassification adjustment for gains (losses) included in net income (loss)	(271,168)	1,567	(945,237)	5,405
Other comprehensive income (loss)	(655,822)	(222,568)	(1,861,219)	(345,874)
COMPREHENSIVE INCOME (LOSS)	$(989,303)	$(344,377)	$(2,946,776)	$(319,660)

See Notes to Consolidated Financial Statements to be filed on Form 10-Q.

Financial Security Assurance Holdings Ltd.

Condensed Consolidated Balance Sheets (unaudited)

(dollars in thousands, except amounts per share)

	At September 30, 2008	At December 31, 2007
ASSETS

General investment portfolio:
Bonds at fair value	$5,232,370	$5,054,664
Equity securities at fair value	815	39,869
Short-term investments	608,393	97,366
Financial products segment investment portfolio:
Available-for-sale bonds at fair value	12,242,377	16,936,058
Short-term investments	607,220	1,927,347
Trading portfolio at fair value	258,354	349,822
Assets acquired in refinancing transactions	184,684	229,264
Total investment portfolio	19,134,213	24,634,390
Cash	537,892	26,551
Deferred acquisition costs	308,571	347,870
Prepaid reinsurance premiums	1,040,931	1,119,565
Reinsurance recoverable on unpaid losses	229,585	76,478
Deferred tax asset	1,837,833	412,170
Other assets	1,959,656	1,714,456

TOTAL ASSETS	$25,048,681	$28,331,480

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY

Deferred premium revenue	$3,150,301	$2,870,648
Losses and loss adjustment expenses	1,249,528	274,556
Financial products segment debt	18,707,775	21,400,207
Notes payable	730,000	730,000
Other liabilities and minority interest	1,838,487	1,478,255

TOTAL LIABILITIES AND MINORITY INTEREST	25,676,091	26,753,666

COMMITMENTS AND CONTINGENCIES
Common stock	335	335
Additional paid-in capital	1,714,084	909,800
Accumulated other comprehensive income (loss)	(2,661,133)	(799,914)
Accumulated earnings	319,304	1,467,593
Deferred equity compensation	14,137	19,663
Less treasury stock at cost	(14,137)	(19,663)

TOTAL SHAREHOLDERS’ EQUITY	(627,410)	1,577,814

TOTAL LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY	$25,048,681	$28,331,480

See Notes to Consolidated Financial Statements to be filed on Form 10-Q.